QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Accountants' Consent

Board of Directors
Team Financial, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 to register 500,000 shares of common stock of Team Financial, Inc. of our report dated February 21, 2003, relating to the consolidated statements of financial condition of Team Financial, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the 2002 Annual Report on Form 10-K of Team Financial, Inc.

/s/ KPMG LLP
Kansas City, Missouri March 8, 2004

QuickLinks

  Exhibit 23.1
Accountants' Consent